Exhibit 99.1

Consolidated Financial Statements and Report of

Independent Certified Public Accountants

MedPak Holdings, Inc.

March 31, 2012 and 2011

MedPak Holdings, Inc.

Report of Independent Certified Public Accountants

Board of Directors

MedPak Holdings, Inc.

We have audited the accompanying consolidated balance sheets of MedPak Holdings, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of March 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity (deficit) and comprehensive income, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedPak Holdings, Inc. and subsidiaries as of March 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tampa, Florida

June 27, 2012

MedPak Holdings, Inc.

Consolidated balance sheets

(In thousands)

March 31	2012	2011

Assets
Current assets:
Cash	$1,792	$1,734
Restricted cash	105	—
Accounts receivable, net	8,305	8,115
Inventories, net	9,391	8,959
Prepaid and other	642	1,345
Deferred tax asset	502	804
Total current assets	20,737	20,957

Non-current assets:
Property and equipment, net	9,292	9,918
Goodwill	11,977	11,977
Other intangible assets, net	10,841	13,477
Other assets, net	1,286	911
Total assets	$54,133	$57,240

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$6,105	$6,987
Current maturities of long-term debt	440	1,619
Customer deposits	251	490
Total current liabilities	6,796	9,096

Long-term debt, less current maturities	41,450	12,631
Other liabilities	704	3,596
Deferred tax liability, net	5,992	6,774
Total liabilities	54,942	32,097

Commitments and contingencies (Notes 11 and 16)

Stockholders’ equity (deficit):
Preferred stock	—	1
Common stock	1	1
Capital in excess of par value	4,118	29,798
Accumulated other comprehensive (loss) income	(54)	63
Accumulated deficit	(4,874)	(4,720)
Total stockholders’ equity (deficit)	(809)	25,143
Total liabilities and stockholders’ equity (deficit)	$54,133	$57,240

The accompanying notes are an integral part of these consolidated financial statements.

MedPak Holdings, Inc.

Consolidated statements of income

(In thousands)

Year ended March 31	2012	2011

Net sales	$74,870	$73,138
Costs and expenses:
Cost of sales	43,436	43,777
Selling, general and administrative	19,956	21,068
Depreciation and amortization	5,952	6,404
Total costs and expenses	69,344	71,249

Operating income	5,526	1,889

Other expenses:
Interest expense	3,729	1,726

Income before taxes	1,797	163
Income tax expense (benefit)	1,077	(625)
Net income	$720	$788

The accompanying notes are an integral part of these consolidated financial statements.

MedPak Holdings, Inc.

Consolidated statements of stockholders’ equity (deficit) and comprehensive income

(In thousands; except shares)

	Preferred Stock		Common Stock		Capital in Excess of Par	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Value	(Loss) Income	Deficit	Equity (Deficit)

Balance, March 31, 2010	1,071,941	$1	1,071,941	$1	$29,798	$(72)	$(2,779)	$26,949
Issuance of preferred stock	177,500	—	—	—	—	—	—	—
Dividends payable	—	—	—	—	—	—	(2,729)	(2,729)
Comprehensive income:
Net income	—	—	—	—	—	—	788	788
Foreign currency translation adjustment	—	—	—	—	—	135	—	135
Total comprehensive income	—	—	—	—	—	—	—	923
Balance, March 31, 2011	1,249,441	1	1,071,941	1	29,798	63	(4,720)	25,143
Issuance of preferred stock	26,750	—	—	—	—	—	—	—
Redemption of preferred stock	(923,845)	(1)	—	—	(25,680)	—	—	(25,681)
Dividends payable	—	—	—	—	—	—	(874)	(874)
Comprehensive income:
Net income	—	—	—	—	—	—	720	720
Fair value of foreign currency forward hedges	—	—	—	—	—	(55)	—	(55)
Foreign currency translation adjustment	—	—	—	—	—	(62)	—	(62)
Total comprehensive income	—	—	—	—	—	—	—	603
Balance, March 31, 2012	352,346	$—	1,071,941	$1	$4,118	$(54)	$(4,874)	$(809)

The accompanying notes are an integral part of these consolidated financial statements.

MedPak Holdings, Inc.

Consolidated statements of cash flows

(In thousands)

Year ended March 31	2012	2011

Operating activities:
Net income	$720	$788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,952	6,404
Amortization of other assets	1,071	211
Deferred income taxes	(480)	(1,353)
Gain on disposal of equipment and patents	(98)	—
Changes in assets and liabilities:
Restricted cash	(105)	—
Accounts receivable, net	(206)	1,369
Inventories, net	(333)	(607)
Prepaid and other	657	(904)
Other assets, net	35	146
Accounts payable and accrued liabilities	(1,034)	255
Customer deposits	(241)	101
Other liabilities	292	(232)
Total adjustments	5,510	5,390
Net cash provided by operating activities	6,230	6,178

Investing activities:
Expended for property and equipment	(2,849)	(1,778)
Expended for product development	(62)	—
Proceeds from sale of property and equipment	288	—
Expended for patents and other assets	(8)	(33)
Net cash used in investing activities	(2,631)	(1,811)

Financing activities:
Payments on notes payable and long-term debt	(16,360)	(6,982)
Proceeds from the issuance of long-term debt	44,000	—
Paydowns on revolving line of credit	(500)	—
Advances on revolving line of credit	500	—
Dividends paid	(4,047)	—
Payment of debt financing costs	(1,376)	—
Proceeds from issuance of common and preferred stock	—	2,001
Redemption of preferred stock	(25,681)	—
Net cash used in financing activities	(3,464)	(4,981)

Effect of exchange rate changes on cash	(77)	(26)

Net change in cash	58	(640)
Cash, beginning of period	1,734	2,374
Cash, end of period	$1,792	$1,734

The accompanying notes are an integral part of these consolidated financial statements.

MedPak Holdings, Inc.

Notes to consolidated financial statements

1                                         Organization and Nature of Business

MedPak Holdings, Inc. (“MedPak”) is a Delaware corporation that was formed in August 2009 for the purpose of acquiring 100% of the outstanding shares of MTS Medication Technologies, Inc. and subsidiaries (“MTS”), a publicly-traded company.  The acquisition was completed on December 22, 2009 at which time MTS ceased to be a publicly-traded company and became a wholly-owned subsidiary of MedPak. Collectively, MedPak and its wholly-owned subsidiaries are referred to as the “Company”.

Description of Business

MTS was incorporated in March 1984 and operates through its direct and indirect subsidiaries, MTS Packaging Systems, Inc.™ (“MTSP”), MTS Medication Technologies, Ltd. (“MTS Limited”) and MTS Medication Technologies GmbH (“MTS GmbH”).  MTS GmbH is a wholly-owned subsidiary of MTS Limited.

MTSP primarily manufactures and sells consumable medication punch cards, packaging equipment and ancillary products throughout the United States (the “US”), Canada, Australia, and Europe.  Its customers are institutional pharmacies that supply nursing homes, assisted living and correctional facilities with prescription medications for their patients as well as retail pharmacies serving the community market.  MTSP manufactures its proprietary consumable punch cards, blisters and most of its packaging equipment in its own facilities.  This manufacturing process uses integrated equipment for manufacturing the consumable medication punch cards and blisters.  In addition, MTSP utilizes the services of outside contract manufacturers for some of its packaging equipment.  The consumable medication punch cards, blisters and packaging equipment are designed to provide a cost effective method for pharmacies to dispense medications.  MTSP’s medication dispensing systems and products provide a full service solution to customers seeking to dispense medications in disposable packages.  MTS Limited distributes products for MTSP primarily in the United Kingdom (the “UK”).  MTS GmbH distributes products for MTSP in Germany.  MTS currently serves more than 4,500 institutional pharmacies in the long-term care and correctional markets, both domestically and internationally.

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

2                                         Summary Of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Medpak Holdings, Inc. and their wholly-owned subsidiaries.  These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (US GAAP). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ materially from those estimates.  Significant estimates include the allowance for doubtful accounts, inventory reserve, self insurance and income taxes.

Cash and Cash Equivalents

All highly liquid instruments purchased with a maturity of three months or less at the time of purchase are considered to be cash equivalents.  The Company maintains its cash and cash equivalents with various financial institutions in accounts which at times may exceed federally insured limits.  The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

As of March 31, 2012 and 2011 cash includes the US Dollar equivalent of approximately $1,209,000 and $869,000, respectively, maintained in banks primarily in the UK and Germany.  There were no cash equivalents for the periods presented.

Restricted Cash

Restricted cash represents cash set aside to repurchase the remaining outstanding shares of MTS in connection with the December 22, 2009 transaction. These funds will be disbursed to the respective shareholders upon surrendering of the underlying stock certificates. In the current year, the escrow agent released the funds back to the Company.

Inventories

Inventories are stated at the lower of cost or market, determined by the first-in, first-out (“FIFO”) method.  The elements of costs included in the valuation of inventory are the direct costs associated with materials purchased, direct labor expended to manufacture the inventory and an allocation of general overhead expenses incurred to operate the manufacturing facilities.  The allowance for inventory obsolescence and slow moving inventory is reviewed on a monthly basis.  The Company reviews various information related to the age and turnover of specific inventory items to assist its assessment.  As of March 31, 2012 and 2011, an inventory valuation allowance of approximately $501,000 and $423,000 respectively, is included in the consolidated balance sheets for the estimated loss in value of inventory due to obsolescence.

Warranty

The Company establishes a reserve for warranty costs it may incur during the warranty period that is provided as part of the machine sales agreements with its customers.  The warranty period is generally for a six-month period and excludes OnDemand machine sales.  As of March 31, 2012 and 2011, a warranty reserve of approximately $2,000 and $1,000, respectively is included in the consolidated balance sheets.  Warranty costs incurred during the years ended March 31, 2012 and 2011 were approximately $38,000 and $34,000, respectively.  The reserve is an estimate based on historical trends, the number of machines under warranty, the cost of replacement parts and the expected reliability of the underlying products.  Warranty costs are charged against the accrual when incurred.

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

Revenue Recognition

The Company recognizes revenue on the sale of consumables, services, and machines, with the exception of its OnDemand machines, when all four of the following revenue recognition criteria have been met:  (1) persuasive evidence of an arrangement exists, (2) delivery of the product or service has occurred, (3) the sales price is fixed and determinable and (4) collection is reasonably assured.  These criteria are generally achieved at the time of product shipment or completion of service.  Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement.  Product is considered delivered once it has been shipped and title and risk of loss have been transferred to the customer.  The Company assesses whether a price is fixed or determinable based upon the selling terms associated with the transaction and whether the sales price is subject to refund or adjustment.  The Company assesses collectability based on a customer’s credit quality as well as subjective factors and trends including historical experience, the age of any existing accounts receivable balances, and geographic or country-specific risks and economic conditions that may affect a customer’s ability to pay.

The sale of an OnDemand machine represents an arrangement that encompasses multiple deliverables and therefore each deliverable represents a separate unit of accounting.  The separate deliverables are comprised of (a) the OnDemand machine installed at the customer’s location; (b) the user training; (c) certain component parts that are sold separately, principally cassettes that hold medications; and (d) maintenance.  These separate deliverables are incidental to the functionality of the machine.  The vendor specific objective evidence (VSOE) of fair value of the deliverables outlined in (b-d) has been determined based upon the value of these deliverables if they were sold separately.  The terms of the sale arrangement for an OnDemand machine is typically FOB shipping point, at which time title and risk of loss transfers to the customer; however, because the installation of the machine is essential to the functionality of the machine, the recognition of any of the revenue associated with the machine is deferred until the machine is installed or in certain instances, acceptance occurs.  For those cassettes that are provided to the customer after the OnDemand machine is installed, the revenue associated with those cassettes is recognized upon their delivery.  When the training is performed, the Company recognizes the revenue associated with the training.  Revenue associated with annual maintenance contracts is recognized in equal amounts over a twelve-month period.

In October 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2009-14, which amends ASC Topic 985, Software Revenue Recognition, to remove from the scope of industry-specific software revenue recognition guidance, tangible products containing software components and non-software components that function together to deliver the product’s essential functionality.  In October, 2009, the FASB issued ASU No. 2009-13, which amends ASC Topic 605-25, Multiple-Deliverable Revenue Arrangements to:

i.                  provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated,

ii.               establish a selling price hierarchy for determining the selling price of a deliverable which requires the selling price to be based on VSOE when available, or in the absence of VSOE third-party evidence (TPE) when available, or in the absence of VSOE and TPE the use of estimated selling price (ESP), and

iii.            eliminates the residual method of allocation and require that arrangement consideration be allocated to all deliverables using the relative selling price method.

MedPak Holdings, Inc.
Notes to consolidated financial statements — continued

On April 1, 2010, the Company elected to early adopt ASU No. 2009-13 and No. 2009-14 on a prospective basis. Implementation of these ASUs did not have an impact on reported net revenues as compared to net revenues under previous guidance.  Under the provisions of ASU 2009-13, the Company is no longer able to use the residual method to determine the selling price of the OnDemand machine itself within the OnDemand sale arrangement and now uses the ESP to determine the selling price of the machine.  In determining the best estimate of selling price for the machine, the Company considers the costs incurred to manufacture the machine and its profit objective in providing the equipment based on geographic area if the machine were sold on its own.  The selling price of the remaining deliverables within the arrangement is still determined using VSOE.  In addition, the new guidance did not change the units of accounting within the OnDemand sales arrangements and the elimination of the residual method for the allocation of arrangement consideration had no impact on the amount and timing of reported net revenues.

Revenue includes certain amounts invoiced to customers for freight and handling charges.  The Company includes the actual cost of freight and handling incurred in cost of sales.

Revenue is reported net of rebates and discounts provided to customers and net of related sales tax.  Rebates are generally determined based upon pricing agreements that offer certain customers incentives to purchase products from the Company.  Discounts are provided from time to time primarily to compensate customers for inconveniences caused by late shipments, defective product or pricing errors.  Rebates and discounts are recorded at the time they are earned by the customer.  Rebates and discounts recorded during the years ended March 31, 2012 and 2011 were approximately $1,314,000 and $1,303,000, respectively.

Accounts Receivable

Trade accounts receivable are recorded based upon the invoiced amount, are generally not interest bearing and are considered past due when full payment is not received by the specified credit terms.  The invoiced amounts generally include any taxes due to various tax jurisdictions that the Company collects from the customer and remits to the appropriate tax jurisdictions.  The Company does not typically require collateral when granting credit; however, customer creditworthiness is reviewed prior to granting credit.  The Company continually estimates the uncollectibility of its accounts receivable and considers many factors when making its estimates, including analyzing accounts receivable aging and historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in its customer payment terms.  The Company reviews the status of its accounts receivable monthly, assessing the customer’s ability to pay.  When a specific account is deemed uncollectible, the account is written off against the reserve for doubtful accounts.

Property and Equipment

Property and equipment purchases are recorded at cost.  Additions to, and major improvements of, property and equipment are capitalized.  Maintenance and repair expenditures are charged to expense as incurred.  As property and equipment is sold or retired, the applicable cost and accumulated depreciation is eliminated from the accounts and any gain or loss is recorded.  Depreciation of property and equipment is calculated using the straight-line method based upon the assets’ estimated useful lives, which are generally two to seven years.  Leasehold improvements are amortized over the shorter of the life of the asset or the remaining term of the lease.  The Company uses accelerated methods of depreciation for tax purposes.

Research and Development

Research and development costs are expensed as incurred.  Research and development costs incurred during the years ended March 31, 2012 and 2011 were approximately $1,203,000 and $580,000, respectively.  Research and development expenses are reported as a component of selling, general and administrative expenses in the consolidated statements of income.

MedPak Holdings, Inc.
Notes to consolidated financial statements — continued

Other Assets, Net

Other assets are carried at cost less accumulated amortization.  The cost of patents represents amounts paid to third parties, including legal costs associated with successfully defending or obtaining the patents.  Amortization is calculated on a straight-line basis over the estimated useful lives of the related assets.

Goodwill and Other Intangible Assets

The Company follows accounting guidance for Goodwill and Other Intangible Assets and accordingly does not amortize goodwill, but will annually review it for impairment.  No impairment of goodwill was identified during the periods presented.  Other intangible assets acquired in acquisitions are amortized on a straight-line basis over the estimated useful lives of the assets.

Valuation of Long-Lived Assets and Certain Identifiable Intangibles

Long-lived assets and certain identifiable intangibles that are held and used by the Company are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of these assets may not be recoverable in accordance with accounting guidance for Accounting for the Impairment or Disposal of Long-Lived Assets.  In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the assets and their eventual disposition.  If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, an impairment loss may be recognized based on a discounted cash flow analysis.  There were no impairment losses during the periods presented.

Advertising Costs

Advertising costs are expensed as incurred and were approximately $465,000 and $380,000 for the years ended March 31, 2012 and 2011, respectively.

Income Taxes

Income taxes are provided for under the asset and liability method in accordance with ASC Topic 740, Accounting for Income Taxes whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Management considers anticipated future taxable income, the reversal of taxable temporary differences, and tax planning strategies in making the determination.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company has adopted the provisions of FASB ASC Topic 740-10.  This guidance clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with ASC 740.  This standard also provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Management considers anticipated future taxable income, the reversal of taxable temporary differences, and tax planning strategies in making the determination.  The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlements.  This guidance also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

MedPak Holdings, Inc.
Notes to consolidated financial statements — continued

Foreign Currency Transactions and Translation

For the Company’s foreign subsidiaries that use a currency other than the US Dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for the period.  The effects of these translation adjustments are reported in other comprehensive income (loss).  Gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in operating income (loss).

During the years ended March 31, 2012 and 2011, foreign currency gains of approximately $157,000 and losses of approximately $8,000 respectively, were recorded.  The losses and gains are reported in selling, general and administrative on the consolidated statements of income.

Equity Based Compensation

The Company accounts for its employee equity-based compensation awards in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. FASB ASC Topic 718 requires the Company to recognize share-based compensation expense for all awards granted to employees, which is based on the fair value of the award on the date of grant.

Determining the appropriate fair value model and calculating the fair value of stock compensation awards requires the input of certain highly complex and subjective assumptions, including the expected life of the stock compensation awards and the Company’s common stock price volatility.  The assumptions used in calculating the fair value of stock compensation awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of judgment.  As a result, if factors change and the Company deems it necessary to use different assumptions, stock compensation expense could be materially different from what has been recorded in the current period.

Fair Value of Financial Instruments

The Company accounts for the fair value of financial instruments in accordance with FASB ASC Topic 820, Fair Value Measurement, which requires all financial assets and financial liabilities to be measured and reported on a fair value basis.  FASB ASC Topic 820 establishes a framework for measuring fair value and expands disclosure about fair value measurements and requires fair value measurements to be classified and disclosed in one of the following three categories:

•                  Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•                  Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

•                  Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Concentration Risks

The Company conducts its business activities in the United States (the “US”) and Europe, which include sales to those regions as well as Canada and Australia.  The following table presents information about the Company by geographic area.  Sales to Canada and Australia are included in the results of the US.

MedPak Holdings, Inc.
Notes to consolidated financial statements — continued

	2012	2011
US
Revenues	$60,406	$59,489
Property and equipment, net	8,605	9,636

Europe
Revenues	14,464	13,649
Property and equipment, net	$687	$282

Concentration of Credit Risk — the Company extends credit to customers on terms of payment generally ranging from net 30 to 60 days without collateral or other forms of security.  The creditworthiness of each customer is routinely assessed and credit is extended based upon a review of various information that is available.  At March 31, 2012 and 2011, two customers comprised approximately 28% and 30% of the total outstanding accounts receivable, with each customer representing 14% at March 31, 2012 and 17% and 13% at March 31, 2011.  During the period ended March 31, 2012 two customers comprised approximately 27% of net sales, with each of those customers representing approximately 14% and 13% individually of net sales.  During the period ended March 31, 2011, two customers comprised approximately 28% of net sales, with each of those customers representing approximately 14% individually of net sales.

3                                         Accounts Receivable

Accounts receivable are shown net of an allowance for doubtful accounts.  The changes in the allowance for doubtful accounts are summarized as follows for the years ended March 31 (in thousands):

	2012	2011

Beginning balance	$224	$50
Net charges to costs and expenses	16	468
Write-offs	(13)	(294)
Ending balance	$227	$224

All of the Company’s accounts receivable are pledged as collateral on bank notes.

4                                         Inventories

Inventories consist of the following (in thousands):

March 31	2012	2011

Raw materials	$4,087	$4,075
Work in process	394	327
Finished goods	5,411	4,980
Less: Inventory valuation allowance	(501)	(423)
	$9,391	$8,959

MedPak Holdings, Inc.
Notes to consolidated financial statements — continued

The changes in the inventory valuation allowance are summarized as follows for the years ended March 31 (in thousands):

	2012	2011

Beginning balance	$423	$—
Net charges to costs and expenses	250	644
Write-offs	(172)	(221)
Ending balance	$501	$423

All of the Company’s inventories are pledged as collateral on bank notes.

5                                        Property and Equipment

Property and equipment consists of the following (in thousands):

March 31	2012	2011

Machinery and equipment	$12,112	$10,490
Software and computer equipment	2,016	1,822
Furniture and fixtures	838	671
Leasehold improvements	1,876	1,393
	16,842	14,376
Less: Accumulated depreciation and amortization	(7,550)	(4,458)
	$9,292	$9,918

All of the Company’s property and equipment is pledged as collateral on bank notes.

Depreciation of property and equipment and amortization of leasehold improvements was approximately $3,312,000 and $3,506,000 for the years ended March 31, 2012 and 2011, respectively, which is included in depreciation and amortization on the consolidated statements of income.

6                                         Goodwill

Goodwill is tested annually for impairment or between annual tests if an event occurs or circumstances change that would more likely than not result in an impairment.  During the year ended March 31, 2011, the Company performed its annual impairment review of Goodwill utilizing principally a discounted cash flow model.  During the year ended March 31, 2012, the Company performed a qualitative assessment in order to test for Goodwill impairment per the guidance under Accounting Standards Update No. 2011-08.  No goodwill impairment loss was recognized for the years ended March 31, 2012 and 2011.

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

7                                         Other Assets and Other Intangible Assets

Other assets consist of the following (in thousands):

March 31	2012	2011	Amortization Period (Years)

Patents	$62	$54	17
Less: Accumulated amortization	(7)	(3)
	55	51

Financing costs	1,376	1,101	3 - 5
Less: Accumulated amortization	(229)	(263)
	1,147	838

Other	84	22
Total other assets, net	$1,286	$911

All of the Company’s other assets are pledged as collateral on bank notes.

Amortization expense for other assets was approximately $1,071,000 and $214,000 for the years ended March 31, 2012 and 2011, respectively.  The amortization expense for the year ended March 31, 2012 included the accelerated amortization of unamortized financing costs of approximately $838,000 related to the Company’s previous bank term loan.

The following is a schedule by year for the amortization of financing costs and patents:

Total (In Thousands)

Fiscal year 2013	$279
Fiscal year 2014	279
Fiscal year 2015	279
Fiscal year 2016	279
Fiscal year 2017	49
Thereafter	37

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

Other intangible assets consist of the following (in thousands):

March 31	2012	2011	Amortization Period (Years)

Brand	$3,400	$3,400	10
Less: Accumulated amortization	(765)	(425)
	2,635	2,975

Patented technology	800	800	15
Less: Accumulated amortization	(120)	(67)
	680	733

Unpatented technology	6,100	6,100	5
Less: Accumulated amortization	(2,745)	(1,525)
	3,355	4,575

Non-compete agreements	2,100	2,100	2
Less: Accumulated amortization	(2,100)	(1,312)
	—	788

Customer relationships	4,700	4,700	20
Less: Accumulated amortization	(529)	(294)
	4,171	4,406
Total other assets, net	$10,841	$13,477

The following is a schedule by year for the amortization of intangible assets:

Total (In Thousands)
Fiscal year 2013	$1,848
Fiscal year 2014	1,848
Fiscal year 2015	1,543
Fiscal year 2016	628
Fiscal year 2017	628
Thereafter	4,346

Amortization expense for other intangible assets was approximately $2,640,000 and $2,898,000 for the years ended March 31, 2012 and 2011, respectively.  The weighted average amortization period of other intangible assets is 12.6 years.

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

8                                         Stock-Based Awards

The Company established an Equity Incentive Plan (the “Stock Plan”) in the form of incentive or non-qualified stock options or restricted stock grants to key employees and non-employee directors who contribute materially to the success and profitability of the Company.  Under this Stock Plan, restricted stock grants are not considered outstanding options upon grant but are considered issued and outstanding stock.  Any forfeited restricted stock awards are considered to be available for grant.  The equity awards typically vest ratably over five years from the date of the grant and are convertible to common stock upon a change in control and contingent upon the achievement of certain performance measures of the Company.  Options granted under this Stock Plan expire no later than ten years after the date granted or sooner in the event of death, disability, retirement, or termination of employment.  A total of 250,000 awards are authorized and available for grant under the Stock Plan, of which 45,750 were available for issuance at March 31, 2012.  As of March 31, 2012, there were no options outstanding under this Stock Plan and 204,250 restricted shares were issued and outstanding.  The restricted shares under the Stock Plan are Series A Preferred with no cumulative dividend features.  The shares are convertible into non-voting common shares upon achievement of certain performance criteria in connection with a change of control event. Compensation expense related to these grants was immaterial.

9                                         Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following (in thousands):

March 31	2012	2011

Accounts payable	$3,986	$4,692
Accrued liabilities:
Salaries, commissions and employee benefits	1,934	2,111
Other	185	184
	$6,105	$6,987

10                                  Long-Term Debt

Long-term debt consists of the following (in thousands):

March 31	2012	2011

Bank term loan was paid off on June 15, 2011. Interest on the entire balance outstanding was payable quarterly at an adjusted base rate that was determined from time-to-time based upon a base rate and applicable base rate margin contained in the loan agreement. The adjusted base rate in effect at March 31, 2011 was 6.25%.	$—	$14,250
Bank term loan payable in quarterly installments of $110 with the entire remaining balance payable on June 15, 2016. Interest on the entire balance outstanding is payable quarterly at an adjusted base rate that is determined from time-to-time based upon a base rate and applicable base rate margin contained in the loan agreement. The adjusted base rate in effect at March 31, 2012 was 6.75%.	41,890	—
Less current portion	(440)	(1,619)
Long-term debt, less current portion	$41,450	$12,631

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

On June 15, 2011, the Company entered into a $50,000,000 senior secured credit facility with certain lending institutions and terminated its existing credit facility.  The new credit facility has a five year term and provides a revolving credit facility with a maximum borrowing limit of up to $6,000,000 as well as a term loan in the amount of $44,000,000.  In conjunction with the termination of the prior credit facility, the Company repaid the then outstanding principal balance of $14,250,000.  The remaining proceeds were used to redeem approximately 86% of the issued and outstanding shares of Series A Preferred stock and pay cumulative dividends outstanding (reflected as other liabilities on the consolidated balance sheets) as of the transaction date (see Note 15).

The senior credit facility contains provisions that require the Company to maintain certain financial ratios such as, Minimum Fixed Charge Coverage, Maximum Total Debt to EBITDA and Maximum Capital Expenditures.

The senior credit facility is collateralized by a first security interest in all of the assets of the Company and a pledge of 100% of the shares of its domestic wholly-owned subsidiaries, and 65% of its foreign wholly-owned subsidiaries.

Borrowings under the senior credit facility bear interest based on the daily balance outstanding at LIBOR (with LIBOR subject to a rate floor of 1.50%) plus an applicable margin varying from 4.75% to 5.50% or in certain cases an index rate (based on the prime rate or as otherwise specified in the credit agreement, plus an applicable margin varying from 3.50% to 4.25%).  The applicable margins are calculated quarterly based on the Company’s leverage ratio as defined in the credit agreement.

The following is a schedule by year of the regularly scheduled principal payments required on the long-term debt as of March 31, 2012 and under the new senior credit facility (in thousands):

Fiscal year 2013	$440
Fiscal year 2014	440
Fiscal year 2015	440
Fiscal year 2016	440
Fiscal year 2017	440
Thereafter	39,690

Interest expense for the years ended March 31, 2012 and 2011 was approximately $3,729,000 and $1,726,000, respectively, including amortization of deferred loan costs.

11                                  Lease Commitments

The following is a schedule by year of future minimum rental payments required under operating leases, primarily facility leases that have an initial or remaining non-cancelable lease term in excess of one year as of March 31, 2012:

Total (In Thousands)

Fiscal year 2013	$1,171
Fiscal year 2014	1,067
Fiscal year 2015	1,023
Fiscal year 2016	1,014
Fiscal year 2017	576
Thereafter	611

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

The total lease payments that will be made over the terms of the leases are being recorded as an expense on a straight-line basis, over the terms of the leases as opposed to recording the amount of lease payments actually made.  As a result, the difference between the actual lease payments made and the amount of expense recorded is carried as a liability on the Company’s balance sheets.  The amount of this liability was approximately $129,000 and $87,000 at March 31, 2012 and 2011, respectively.  Rent expense amounted to approximately $1,782,000 and $1,866,000, for the years ended March 31, 2012 and 2011, respectively.

12                                  401(k) Profit Sharing Plan

The Company has a 401(k) Profit Sharing Plan (the “Plan”), which covers substantially all of its employees.  Contributions are at the employees’ discretion and may be matched by the Company up to certain limits.  For the years ended March31, 2012 and 2011, the Company made matching contributions of approximately $115,000 and $91,000, respectively, to the Plan.

13                                  Self Insurance Plan

The Company has a medical health benefit self-insurance plan, which covers substantially all of its employees.  During the policy years ended March 31, 2012 and 2011, the Company was reinsured for claims that exceed $100,000 per participant and an annual maximum aggregate limit of approximately $2,076,000 and $1,949,000, respectively.  Future claims experience may affect the reinsurance limits that may be available to the Company in subsequent fiscal years.  The Company has established a reserve of approximately $215,000 and $120,000 at March 31, 2012 and 2011, respectively, for all unpaid claims incurred and reported during the respective policy period and an estimate of claims incurred during the respective policy period that have not been reported as of March 31, 2012 and 2011, respectively.  Self insured medical claims costs incurred during the years ended March 31, 2012 and 2011, totaled approximately $2,076,000 and $1,843,000, respectively.

14                                  Taxes

The components of income tax expense (benefit) are as follows for the years ended March 31 (in thousands):

	2012	2011
Federal
Current	$883	$650
Deferred	(943)	(966)

State
Current	252	(32)
Deferred	(12)	(85)
Foreign
Current	746	(32)
Deferred	151	(160)
Total current	1,881	586
Total deferred	(804)	(1,211)
Total tax expense (benefit)	$1,077	$(625)

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

The difference between the statutory rate and the effective rate in the current year was primarily due to income earned in foreign jurisdictions taxed at rates lower than the US statutory rate and to adjustments made in the current year related to previously deducted amounts for goodwill in the UK tax accounts.  The difference between the statutory rate and the effective rate in the previous year was primarily due to the reduction of the uncertain tax liability during the period as a result of voluntary disclosure agreement filings with several states and the tax benefit received in the UK for the treatment of goodwill amounts that are eliminated on a consolidated basis.

Deferred taxes consist of the following (in thousands):

March 31	2012	2011

Current:
Deferred tax assets:
Reserves and provisions	$278	$111
Research and development credit	—	513
Inventory valuation allowance	145	107
Allowance for doubtful accounts	79	73
Current deferred tax asset	502	804

Noncurrent:
Deferred tax assets:
Reserves and provisions	50	20
Tax loss carryforward	—	171
Noncurrent deferred tax asset	50	191

Deferred tax liability:
Depreciation/amortization	(6,042)	(6,965)
Noncurrent deferred tax liability	(6,042)	(6,965)
Noncurrent deferred tax liability, net	(5,992)	(6,774)
Net deferred tax liability	$(5,490)	$(5,970)

The following table summarizes the activity related to unrecognized tax benefits for the years ended March 31 (in thousands):

	2012	2011

Beginning balance	$30	$257
Net (reductions) additions based on tax positions related to the prior year	33	—
Net additions based on tax positions related to current year	75	5
Reductions based on lapse of applicable statute of limitations	(8)	(52)
Reductions based on settlements made	(20)	(180)
Ending balance	$110	$30

The Company accrued interest and penalties on unrecognized tax benefits of $4,000 and $15,000 as of March 31, 2012 and 2011, respectively.  The Company recognized ($11,000) and ($128,000) of interest and penalties before any tax benefits, in its consolidated statements of income during the years ended March 31, 2012, and 2011, respectively.  The total unrecognized tax benefits of $113,000 and $37,000 at March 31, 2012 and 2011, respectively, would reduce income tax expense and the effective tax rate if recognized.  The Company continues to report interest and penalties on tax deficiencies as income tax expense and does not expect any material amounts to reverse during the next twelve months.

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

The Company filed a consolidated US federal income tax return, as well as income tax returns in various states and foreign jurisdictions.  With few exceptions, the Company is no longer subject to US federal, state and local, or non-US, income tax examination by tax authorities for years before fiscal 2009.  The Company has filed amended US federal income tax returns for the fiscal years ended March 31, 2007, 2008 and 2009 to claim a credit for research and development activities incurred by the Company during that time.  As a result, the Company received a cash refund of $546,000, including interest, during the current year which was included in the March 31, 2011 consolidated balance sheet.

15                                  Stockholders’ Equity

Stockholders’ equity consists of the following:

	March 31, 2012
	Series A Preferred Stock Par Value $.001 Per Share	Common Stock Par Value $.001 Per Share

Authorized Shares	1,350,000	1,350,000
Issued Shares	352,346	1,071,941
Outstanding Shares	352,346	1,071,941

	March 31, 2011
	Series A Preferred Stock Par Value $.001 Per Share	Common Stock Par Value $.001 Per Share

Authorized Shares	1,350,000	1,350,000
Issued Shares	1,249,441	1,071,941
Outstanding Shares	1,249,441	1,071,941

Under the terms of the Series A Preferred Stock, the holders of the shares are entitled to a cumulative dividend of 9.5%.  The dividend is payable if and when declared by the Company’s board of directors or upon the occurrence of a liquidating event.  The Company recorded dividends payable of approximately $874,000 and $2,729,000 during the years ended March 31, 2012 and 2011, respectively.

Upon any liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to the holders of any shares of common stock, the holders of the Series A Preferred Stock are entitled to a liquidation preference equal to $27.80 per share plus all accrued or declared but unpaid dividends on such share of Series A Preferred.  If the assets of the Company are insufficient to make payment in full to all Series A Preferred holders, then the assets will be distributed ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

On June 15, 2011, the Company used proceeds from its new credit facility (see Note 10) to redeem 923,845 shares of its Series A Preferred Stock and pay the cumulative dividend accrued as of the same date of approximately $4,047,000 in a recapitalization transaction.

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

16                                  Commitments and Contingencies

The Company is involved in certain claims and legal actions arising in the ordinary course of business.  There can be no assurances that these matters will be resolved on terms acceptable to the Company.  In the opinion of management, based upon advice of counsel and consideration of all facts available at this time, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position, results of operations or liquidity of the Company.

The Company has entered into certain agreements, which require the Company to potentially make certain payments to members of management in the event of a change in control of the Company or upon termination of employment.  Also, the Company has entered into indemnification agreements with its directors and officers for certain events or occurrences that happen by reason of the fact that the officer or director is, was or has agreed to serve as an officer or director of the Company.  The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer liability insurance policy that is considered adequate to cover its exposure.

17                                  Supplemental Disclosure Of Cash Flow Information

	Years Ended March 31,
	2012	2011

Supplemental disclosure of cash flow information (in thousands)
Cash paid for interest	$2,696	$1,822
Cash paid for taxes	982	919
Non-cash transactions (in thousands)
Preferred stock dividends	299	2,729
Involuntary conversion of equipment	—	223

18                                  Related Party Management Fee

On December 22, 2009, the Company entered into a management agreement with Excellere Capital Management, LLC (“Excellere”).  Excellere is the majority shareholder of the Company.  The agreement requires the Company to pay Excellere a base fee of $300,000 per year plus costs and expenses incurred by Excellere in rendering services under this agreement.  The base fee plus costs and expenses are payable in four equal quarterly installments due by the fifth day of the beginning of each quarter.  In addition to the base fee, the Company has agreed to pay Excellere as compensation for services rendered to the Company with respect to any refinancing, restructuring, equity or debt offering, acquisition, merger, consolidation, business combination, sale or divestiture involving the Company or any of its subsidiaries, a transaction closing fee of the greater of $50,000 or 1% of the transaction value.  The term of this agreement is five years with automatic renewals year-to-year thereafter.  The costs associated with refinancing were waived by Excellere in the current year.  Management fees recorded in the periods ended March 31, 2012 and 2011 were approximately $334,000 and $358,000, respectively of which $0 and $14,000 were included in accrued liabilities, respectively.

MedPak Holdings, Inc.

Notes to consolidated financial statements — continued

19                                  Settlement With MTS Shareholders

Three shareholders of MTS filed petitions for appraisal of their shares in the Court of Chancery of the State of Delaware.  In May 2010, the Company reached a settlement with these shareholders.  As part of this settlement one shareholder has redeemed approximately 30% of his shares in MTS in exchange for $5.75 per share and agreed to rollover the remaining 70% of his shares into the Company.  The second shareholder has elected to redeem approximately 54% of his shares in MTS in exchange for $5.75 per share and has agreed to rollover the remaining 46% of his shares.  The third shareholder has agreed to redeem 100% of his shares in MTS in exchange for $6.56 per share.  As a result, the Company issued a total of 71,941 shares of common and 71,941 shares of preferred stock and recorded a $2.0 million receivable at March 31, 2010 to account for the cash due to the Company as a result of the rollover shares.  The receivable was collected during the year ended March 31, 2011.  The excess transaction expense amount of approximately $400,000 was paid to the third shareholder and is included as a component of selling, general and administrative expenses in the fiscal year ending March 31, 2011.

20                                  Subsequent Events — Sale of Company

The Company has evaluated subsequent events from the balance sheet date through June 27, 2012, the date at which the financial statements were available to be issued.  On May 21, 2012, subsequent to year end, the Company was acquired by Omnicell, Inc., (NASDAQ:OMCL) a leading provider of medication and supply management solutions to healthcare systems, for $156 million, subject to certain adjustments, in a cash transaction.  As a result of this transaction the Company’s current and long-term debt obligations were paid off and all remaining unamortized deferred loan costs were written off.